                  VOTING TRUST AGREEMENT AND IRREVOCABLE PROXY
                  --------------------------------------------



          AGREEMENT, made this        day of July, 1996, among Landover Holdings
Corp. ("LHC"), Kimberly Zimmerman ("KZ") and Zachary Tyler Zimmerman Trust (the "Z Trust"), each a stockholder of Advanced Radio Technologies Corporation (the "Company") or Advanced Radio Telecom Corp. ("Telecom"), each a corporation organized and existing under the laws of the State of Delaware, and Laurence S. Zimmerman ("Zimmerman"), who controls LHC, and Vernon L. Fotheringham, Andrew I. Fillat and Mark C. Demetree, who are hereinafter called the Trustees.

          WHEREAS, the Company has agreed to a merger of its subsidiary (the "Merger") with Telecom, subject only to approval by the Federal Communications Commissions ("FCC"); and

          WHEREAS, the Company will change its name to Advanced Radio Telecom Corp. after the Merger; and

          WHEREAS, the Company is preparing to make an underwritten initial public offering (the "IPO") of its Common Stock, par value $0.001 per share (the "Common Stock") and, in connection therewith, the Company and LHC deem it to be in the best interests of the Company and its stockholders that the Company obtain a listing of the Common Stock on the Nasdaq National Market ("Nasdaq") in order to improve the liquidity and marketability of the Common Stock; and

          WHEREAS, after giving effect to the Merger, LHC owns 8,068,581 shares, KZ owns 100,000 shares and the Z Trust owns 100,000 shares (collectively, the "Current Shares") of the Common Stock including (i) 7,954,250 shares of Common Stock issuable upon consummation of the Merger in exchange for shares of Telecom Common Stock (the "ART Shares") and (ii) 37,500 shares of Common Stock issuable upon exercise of warrants, but (iii) not including 294,487 shares, 1,375,699 shares, 5,276,440 shares and 95,719 shares of Common Stock, issuable upon consummation of the Merger, held by E1 Holdings, L.P., E2 Holdings, L.P., E2-2 Holdings, L.P., respectively, each a limited partnership which is controlled by LHC but which will dissolve on consummation of the Merger; and

          WHEREAS, in order to assist the Company to obtain such listing, LHC, KZ and Z Trust have agreed to enter into this Agreement and deposit (i) the Current Shares, (ii) any other shares of Common Stock that may hereafter be acquired or beneficially owned by LHC or its affiliates, including without limitation any shares of Common Stock issuable upon execution of warrants, and
(iii) any rights, warrants or options to purchase, or other securities convertible into, Common Stock, (collectively, the "LHC Securities") into the trust created hereby; and

          WHEREAS, in order for the Trustees to act hereunder the Company has agreed to indemnify the Trustees for any costs relating to their services hereunder; and

          WHEREAS, 400,634 of the Current Shares, issuable upon consummation of the Merger, (the "Option Shares") are held by Pierson & Burnett L.L.P. (the "Escrow Agent") pursuant to an escrow agreement (the "Escrow Agreement") subject to an option agreement, each dated February 2, 1996 among LHC, the holders of Series D Preferred Stock of the Company, and, in the case of the Escrow Agreement, the Escrow Agent; and

          WHEREAS, in the interests of all the stockholders of the Company, the parties hereto are desirous of creating a trust;

          NOW THEREFORE the parties hereby agree as follows:

          1. (a) LHC shall forthwith, and from time to time in the future if LHC acquires additional LHC Securities, indorse in blank and assign and deliver to the Trustees all certificates for the LHC Securities (other than the Option Shares) and shall do all things necessary for the transfer of the LHC Securities (other than the Option Shares) to the Trustees on the books of the Corporation.

                    (b) LHC shall use its best efforts to cause the Escrow Agreement to be amended to provide that any Option Shares that may be otherwise released to LHC under the Escrow Agreement shall be assigned and delivered to the Trustees, indorsed in blank, as LHC Securities subject to this Voting Trust Agreement and Irrevocable Proxy.

          2. (a) The Trustees shall hold the LHC Securities so transferred to them in trust hereunder for the benefit of LHC, under the terms and conditions set forth herein.

                    (b) Notwithstanding any provision hereof, LHC shall have the right to sell, assign, transfer or pledge any or all of the LHC Securities to third parties and the Trustees shall use their reasonable efforts to cause any LHC Securities so sold, assigned, transferred or hypothecated to be transferred promptly to the purchaser, assignee, transferee or pledgee thereof. LHC Securities sold, assigned, transferred or hypothecated to an affiliate of LHC shall remain in trust hereunder subject to the terms of this Agreement. LHC Securities sold or transferred to third parties not affiliated with LHC shall be released from the trust upon such sale or transfer. A third party shall be deemed "affiliated" if such third party is controlled by, controls or under common control with LHC, Zimmerman or a member of the immediate family of Zimmerman or has made substantial business investments of any nature in any entity with LHC, Zimmerman or a member of the immediate family of Zimmerman.
The term "substantial business investments" refers to investments by a third party comprising more than 5% of the equity or debt of a company, partnership or joint venture in which LHC, Zimmerman or an affiliate of LHC or Zimmerman has an investment of at least 5%.

          3. The Trustees shall surrender to the proper officers of the Company for cancellation all certificates of stock which shall be assigned and delivered to them as hereinbefore provided, and in their stead shall procure new certificates to be issued to them as Trustees under this Agreement.

          4. (a) The Trustees shall have only the powers set forth in this Agreement.

                    (b) With respect to all LHC Securities held in trust by the Trustees hereunder, LHC shall retain the entire economic and beneficial ownership rights therein, including without limitation the right to receive dividends and distributions on the LHC Securities and the right to direct the Trustees in any order whatsoever to sell, assign, transfer, encumber or grant any option therein to or in favor of any person other than LHC or an affiliate of LHC or agree to do any such thing, except that the Trustees shall have the exclusive and absolute right in respect of such LHC Securities to vote, assent or consent the LHC Securities at all times during the term of this Agreement, including without limitation the right to vote at any election of directors and in favor of or in opposition to any resolution, any dissolution, liquidation, merger or consolidation of the Company, any sale of all or substantially all the Company's assets, any issuance or authorization of securities, or any action of any character whatsoever which may be presented at any meeting or require the consent of stockholders of the Company. In exercising the Trustees' powers and duties hereunder, the Trustees shall at all times vote, assent or consent in respect of any action as follows: (i) if the matter concerned is the election of directors, then the Trustees shall vote, consent or assent the whole number of shares held by the trust created hereunder for each director by multiplying the number of votes held by the trust (including cumulative votes, if applicable) by a fraction, the numerator of which is the number of votes cast by stockholders other than the trust or LHC (the "Nonaffiliated Votes") for the director and the denominator of which is the number of Nonaffiliated Votes cast for all directors who have been nominated and are participating in the election of directors; (ii) where the matter under Delaware law or the Certificate of Incorporation or the Bylaws of the Company requires at least an absolute majority of all outstanding shares of common stock of the Company in order to be effected, then the Trustees shall vote, assent or consent all of the LHC Securities in favor of or in opposition to such matter as the majority of all Nonaffiliated Votes are cast; and (iii) on all other matters, the Trustees shall at all times vote, assent or consent all of the LHC Securities in the identical proportions in favor of or in opposition to such matter as Nonaffiliated Votes are cast. If any calculation of votes under the preceding sentence would require a fractional vote, the Trustees shall vote the next lower number of whole shares. The Trustees shall use all reasonable commercial efforts to ensure, with respect to the LHC Securities held in trust by the Trustees hereunder, that the LHC Securities are counted as being present for the purposes of any quorum required for stockholder action of the Company and to vote, assent or consent as set forth above.

                    (c) The Trustees may vote, assent or consent with respect to all the LHC Securities held hereunder in person or by such person or persons as it may from time to time select as their proxy provided that the Trustees shall at all times do so in conformity with the provisions of Section 4(b) hereof.

                    (d) The Trustees shall have no authority to sell or otherwise dispose of or to pledge, encumber or hypothecate, any of the stock deposited pursuant to the provisions of this Agreement, unless directed to do so by LHC as provided in Section 2(b) above.

          5. The Trustees shall not be liable for any vote cast, or consent given by them, or for any other action hereunder taken or omitted by them hereunder, in good faith, or in the absence of gross negligence or willful misconduct. The Trustees shall not be liable in acting on any notice, request, consent, certificate, instruction, or other paper or document or signature reasonably believed to be genuine and to have been signed by the proper party. The Trustees may consult with legal counsel (reasonably competent for the purpose) and any act or omission undertaken by the Trustees in good faith in accordance with the opinion of such legal counsel shall not result in any liability of the Trustees.

          6. The Trustees shall collect and receive all dividends that may accrue upon the shares of stock subject to this trust, and shall distribute the same to LHC, except that dividends payable in stock of the Company shall be held in trust as additional LHC Securities hereunder.

          7. In the event of any Trustee ceasing to serve as a director of the Company, dying or resigning or refusing or becoming unable to act (any of which is deemed incapacity), the surviving or other Trustees or Trustee shall appoint a Trustee or Trustees from among the directors of the Company to fill the vacancy or vacancies, and any person so appointed shall thereupon be vested with all the duties, powers, and authority of a Trustee hereunder as if originally named herein. No successor Trustee shall be liable for actions or omissions of the Trustees or any other successor Trustee.

          8. This Agreement and the trust created herein shall be effective upon completion of the Merger and shall terminate (a) if the IPO fails to close by September 1, 1996 or (b) upon the earlier to occur of (i) the death of Laurence S. Zimmerman ("Zimmerman"), (ii) the later of August 31, 2006 or the cash repayment in full of the Company's Senior Discount Notes due 2006,
(iii) the sale of all the LHC shares and (iv) prior to August 31, 2006 in the event that a business combination occurs in which (A) the Senior Discount Notes are repaid in full in cash, (B) holders of ART Common Stock receive common equity securities in the new company representing less than 50% of the voting power of the new company, (C) less than half of the directors of the new company on a going-forward basis are former ART directors, and (D) LHC's equity represents less than 5% of the voting power of the new company. However, notwithstanding any of the foregoing, this Agreement shall not terminate if its continued existence were required by a third party regulatory agency, for example, as a condition to continued listing of the Company's (or any acquiring company's) equity securities on the Nasdaq National Market System or other principal trading market for such equity securities. Upon the termination of this Agreement the Trustees shall assign and transfer to LHC or its designee(s) all the LHC Securities remaining in trust hereunder.

          9. The Company and its stockholders are hereby expressly made third party beneficiaries of this Agreement, and accordingly this Agreement may not be amended without the prior written consent of the Company, acting by unanimous vote of its Board of Directors, and approval of the Company's stockholders acting by a two thirds vote.

          10. The Trustees are expressly authorized to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys and counsel, and to incur and pay such other charges and expenses as the Trustees may deem reasonably necessary and proper for administering this Agreement. The Company, a party to this Agreement solely for purposes of this Section 10 agrees to reimburse the Trustees for any such expenses and charges.

          11. (a) All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

                    (b) This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

                    (c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

                    (d) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of the Agreement and this Agreement shall continue in all respects to be valid and enforceable.

                    (e) Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of the gender shall include all genders.

          IN WITNESS WHEREOF, the subscribers have hereunto set their hands and seals, and set opposite their respective signatures the number of shares held by them respectively, and the Trustees, in token of their acceptance of the trust hereby created, have hereunto set their hands and seals.



TRUSTEES:                               ______________________________
                                        Vernon L. Fotheringham

                                        ______________________________
                                        Andrew I. Fillat

                                        ______________________________
                                        Mark C. Demetree


LHC:                                    LANDOVER HOLDINGS CORPORATION


                                        By:___________________________
                                             Laurence S. Zimmerman

KZ:                                     ______________________________
                                        Kimberly Zimmmerman


Z Trust:                                ZACHARY TYLER ZIMMERMAN TRUST


                                        By:___________________________
                                             Kimberly Zimmerman, Trustee


THE COMPANY (a party to this
Agreement solely for purposes
of Section 10 hereof):        ADVANCED RADIO TECHNOLOGIES
                                        CORPORATION


                                        By:___________________________